Exhibit 19.1

Koil Energy Solutions, Inc.

Insider Trading Policy

This Insider Trading Policy provides the standards of Koil Energy Solutions, Inc. (together with its subsidiaries, the “Company”) on trading and causing the trading of the Company’s securities or securities of other publicly-traded companies while in possession of confidential information. This policy is divided into two parts: Part I prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and Part II imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company and (iii) the employees specified on Appendix A, as it may be amended from time to time (collectively, “Covered Persons”).

One of the principal purposes of the federal securities laws is to prohibit so- called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock while in possession of material non-public information that he or she obtained about the Company, its customers, suppliers or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1.	Applicability

This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees of the Company, all officers of the Company and all members of the Company’s board of directors.

2.	General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

a.	No director, officer or employee may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non- public information about the Company.

b.	No director, officer or employee who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.

c.	In addition, no director, officer or employee may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee who knows of any such material non-public information may communicate that information to any other person, including family and friends.

d.	For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Compliance Administrator (See Part I, Section 3(c) below).

e.	Covered Persons must pre-clear all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

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3.	Definitions

a.	Materiality. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

i.	significant changes in the Company’s prospects;

ii.	significant write-downs in assets or increases in reserves;

iii.	developments regarding significant litigation or government agency investigations;

iv.	liquidity problems;

v.	changes in earnings estimates or unusual gains or losses in major operations;

vi.	major changes in management;

vii.	changes in dividends;

viii.	borrowings outside the ordinary course of business;

ix.	award or loss of a significant contract;

x.	changes in debt ratings;

xi.	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

xii.	public or private offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether information is material, you should consult the Compliance Administrator before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

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b.	Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the beginning of the second trading day after the information was publicly disclosed before you can treat the information as public.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Administrator or assume that the information is “ non-public” and treat it as confidential.

c.	Compliance Administrator. The Company has appointed David Earhart (dearhart@grayreed.com) as the Compliance Administrator for this Policy. The duties of the Compliance Administrator include, but are not limited to, the following:

i.	assisting with implementation of this Policy;

ii.	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

iii.	pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

iv.	providing approval of any transactions under Part II, Section 4 below.

4.	Violations of Insider Trading Laws

Penalties for trading while in possession of or communicating material non- public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement actions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

a.	Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she is in possession of material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel.

b.	Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Administrator and must be provided before any activity contrary to the above requirements takes place.

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PART II

1.	Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods.

a.	Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of market on the fifteenth day prior to the end of each fiscal quarter and ending at the open of market on the second trading day following the date the Company’s financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

b.	Other Blackout Periods. From time to time, other types of material non- public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, pre-clearance of a trade will not be granted by the Compliance Administrator.

c.	Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

i.	has been reviewed and approved in advance of any trades thereunder by the Compliance Administrator (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Administrator);

ii.	was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company; and

iii.	gives a third-party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third-party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

2.	Trading Window

Covered Persons are permitted to trade in the Company’s securities only when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning at the open of market on the second trading day following the date the Company’s financial results are publicly disclosed for the previous quarter or year and ending at the close of market on the fifteenth day prior to the end of the next fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material non-public information may not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

Approved 10b5-1 plans are subject to a cooling-off period for directors and officers of the later of: (1) 90 days following plan adoption or modification; or (2) two business days following the disclosure in certain periodic reports of the issuer’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification) before any trading can commence under the trading arrangement. A cooling-off period of 30 days for persons other than issuers or directors and officers before any trading can commence under the trading arrangement or modification

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3.	Pre-clearance of Securities Transactions

a.	Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

b.	Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Administrator. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

c.	The Compliance Administrator shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re- requested.

d.	Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Administrator.

4.	Prohibited Transactions

A Covered Person, including such person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, is prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Administrator:

a.	Short sales. Covered Persons may not sell the Company’s securities short;

b.	Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

c.	Trading on margin. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

d.	Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5.	Acknowledgment and Certification

Approved 10b5-1 plans for directors and officers must include a representation in their Rule 10b5-1 plan certifying, at the time of the adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about the issuer or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

All Covered Persons are required to sign the attached acknowledgment and certification.

[Remainder of page intentionally left blank; signature page follows.]

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

_________________________________
(Signature)

_________________________________
(Please print name)

Date:_____________________________

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APPENDIX A

All employees.

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